News Release

For further information:

Hooper Holmes
Roy H. Bubbs
Interim President and Chief Executive Officer
(908) 766-5000

Investors and Media
John Capodanno/Jonathan Birt
Financial Dynamics
212-850-5600

HOOPER HOLMES ANNOUNCES FOURTH QUARTER AND YEAR-END 2007 RESULTS

BASKING RIDGE, NJ, March 14, 2008, Hooper Holmes, Inc. (AMEX:HH), a leading provider of healthcare assessment services, today announced financial results for the fourth quarter and year-ended December 31, 2007.

For the three months ended December 31, 2007, total revenues decreased 5% to $58.3 million compared to $61.3 million in the fourth quarter of 2006.  The Company recorded net income of $6.9 million for the fourth quarter of 2007, or $0.10 per share compared to a net loss of $42.0 million, or $(0.62) per share in 2006.  The fourth quarter 2007 results include a loss from continuing operations of $2.3 million, or $(0.03) per share compared to a loss of $36.7 million, or $(0.54) per share in the prior year. The fourth quarter 2007 loss from continuing operations includes restructuring and other charges of $1.8 million, while the fourth quarter loss from continuing operations for 2006 included restructuring and other charges of $2.0 million and an impairment charge of $33.1 million related to goodwill and intangible assets.  Net income for the fourth quarter 2007 includes $9.2 million of income from discontinued operations, resulting from the gain on sale of our U.K. subsidiary, Medicals Direct.  Net income for the fourth quarter 2006 included a loss from discontinued operations of $5.3 million, primarily attributable to an impairment charge for goodwill and intangible assets.

For the year ended December 31, 2007, total revenues were $237.7 million compared to $255.2 million in the comparable period of 2006, a decrease of 7%.  The Company’s net loss for 2007 totaled $7.3 million, or $(0.11) per share, compared to a net loss of $86.1 million, or $(1.29) per share in 2006.  The results for the year ended December 31, 2007 include a loss from continuing operations of $16.8 million, or $(0.24) per share compared to a loss of $80.6 million, or $(1.21) per share in the prior year.  The loss from continuing operations in 2007 included restructuring and other charges of $4.7 million and an impairment charge of $6.3 million related to goodwill and intangible assets.  The 2006 loss from continuing operations included restructuring and other charges of $10.2 million, an impairment charge for goodwill and intangible assets of $33.1 million and a charge of $31.3 million related to an increase in the valuation allowance for deferred tax assets.  Net income for the year ended December 31, 2007 also includes $9.4 million of income from discontinued operations, primarily resulting from the $9.2 million gain on sale of Medicals Direct.  The prior year results included a loss from discontinued operations of $5.4 million, primarily due to an impairment charge for goodwill and intangible assets.

Fourth Quarter 2007 Results by Division

Health Information Division (HID)
The Company’s Health Information Division reported revenues of $51.4 million for the three months ended December 31, 2007 compared to $54.1 million in the prior year period.

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Portamedic revenues decreased approximately 5% to $36.1 million, compared to $37.9 million in the fourth quarter of 2006.  This decrease is the result of a reduction in paramedical exams of approximately 13% in comparison to the corresponding period of 2006, partially offset by higher average revenue per exam of 7% due to increased pricing.

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Infolink revenues were $7.0 million, down 8% from $7.6 million in the fourth quarter of 2006, due to a decrease in the number of attending physician statement (APS) orders received from customers during the quarter.

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Heritage Labs revenues rose by 16% to $5.0 million from $4.3 million in the same period of 2006. The increase is attributable to growth in our lab testing and specimen kits related to wellness health screenings, new higher value services and new clients.

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Underwriting Solutions revenues decreased 25% to $3.3 million compared to $4.3 million in the fourth quarter of 2006. The decrease is due to the loss in volume from one major customer, partially offset by revenue from new clients.

Claims Evaluation Division (CED)
The CED reported fourth quarter revenues of $6.9 million, a decrease of 4% compared to $7.2 million in the fourth quarter of 2006.  The decrease was primarily the result of a continued contraction in the number of independent medical exams ordered by our customers.

Roy H. Bubbs, Interim President and Chief Executive Officer of Hooper Holmes, commented, “As today’s results show, we have made progress over the past two years in reducing costs.  We now need to focus on gaining market share in our core Portamedic business and growing profitable revenue. We are in the process of strengthening our sales and marketing efforts and I am committed to bringing my experience in life insurance and financial services and track record of growing profitable revenues to improving this business.”

Conference Call

The Company will host a conference call, today, March 14, 2008 at 11:00 a.m. Eastern Time to discuss fourth quarter and year-end 2007 financial results.

To participate in the conference call, please dial (888) 790-3758 or (210) 839-8398, passcode:  Hooper Holmes.  A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com.  Listeners may also access a telephone replay of the conference call, available through March 28, 2008, by dialing (888) 482-2254.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more than two million medical exams and process tests for more than 750,000 people in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 200,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 15, 2007.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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